Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

THE VERY GOOD FOOD COMPANY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, no par value per share	Rule 457(c)	65,000,000(1)	$0.26535(2)	$17,247,750.00	$0.0000927	$1,599

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$17,247,750.00		$1,599

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$1,599
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common shares registered hereby also include an indeterminate number of additional common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Pursuant to Rule 457(c), based on the average high and low prices reported for the registrant’s common stock on June 22, 2022 on the Nasdaq Capital Market.